Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

of

CULLINAN ONCOLOGY, LLC

with and into

CULLINAN MANAGEMENT, INC.

THIS AGREEMENT AND PLAN OF MERGER (the “Plan of Merger”) is made this [    ], by and between Cullinan Oncology, LLC, a Delaware limited liability company (the “LLC”) and Cullinan Management, Inc., a Delaware corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Corporation is wholly owned by the LLC; and

WHEREAS, the LLC desires to convert into a Delaware corporation by way of the merger of the LLC with and into the Corporation, with the Corporation remaining as the surviving entity.

NOW, THEREFORE, the parties hereto agree as follows:

1.    The Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the laws of the State of Delaware, as of the Effective Time (as defined in Section 9), the LLC shall be merged with and into the Corporation and the separate existence of the LLC shall thereupon cease (the “Merger”). The Corporation shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”).

2.    Purposes of Surviving Entity. The purposes of the Surviving Entity shall be the purposes set forth in the Certificate of Incorporation of the Corporation in effect immediately prior to the Effective Time of the Merger.

3.    Conversion of LLC Units and LLC Options (and Rights Thereto) into Shares of Stock and Options of Corporation (and Rights Thereto).

A.    At the Effective Time, each of the Units (as defined in the Third Amended and Restated Limited Liability Agreement of the LLC) of each of the members of the LLC (including the Series Seed Preferred Units, the Series A-1 Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Common Units and the Non-Voting Incentive Units) immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the type and number of shares of stock of the Corporation, and/or cash in lieu of any fractional shares, as shown on the schedule attached hereto as Exhibit A. From and after the Effective Time, the holders of Units immediately prior to the Effective Time shall cease to have any rights with respect to such Units and their sole rights shall be those which they will have as holders of the shares of stock of the Corporation (the “New Shares”) to be delivered and distributed to them pursuant to this Section 3 for Units surrendered. Any New Shares issued in exchange for Units that were subject to vesting shall remain subject to vesting and shall be subject to a restricted stock award agreement under the Corporation’s 2021 Stock Option and Incentive Plan (the “Corporation Plan”). No acceleration of the vesting of the unvested Units shall take place as a result of the consummation of the Merger, and the vesting terms of the New Shares shall be identical to the vesting terms of the applicable Units.

The managers of the LLC and the directors of the Corporation have determined that the fair market value of the Units to be exchanged in the Merger is approximately the fair market value of the New Shares of the Corporation to be received in the Merger as set forth on Exhibit A.

B.    At the Effective Time, all Options, (as defined in the Third Amended and Restated Limited Liability Agreement of the LLC), whether or not vested, that have been issued pursuant to the LLC’s 2020 Unit Option and Grant Plan and are outstanding immediately prior to the Effective Time shall be canceled in exchange for an option to purchase shares of stock of the Corporation under the Corporation Plan (each a “Corporation Option”), on the same terms and conditions as were applicable to such Option immediately prior to the Effective Time, with the same exercise price and the same number of shares of stock of the Corporation as is equal to the number of shares of Units subject to such Option immediately prior to the Effective Time, with such Corporation Options subject to the Corporation Plan and the applicable award agreement. No acceleration of the vesting of the unvested Options shall take place as a result of the consummation of the Merger, and the vesting terms and the expiration dates of the Corporation Options shall be identical to the vesting terms and expiration dates of the Options.

4.    Cancellation of Corporation Stock held by LLC. At the Effective Time of the Merger, each share of capital stock of the Corporation then issued and outstanding and held by the LLC as the sole stockholder of the Corporation shall not be converted as a result of the Merger, but shall be canceled and shall not be outstanding for any purpose.

5.    Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of the Corporation in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Entity.

6.    Bylaws. The Bylaws of the Corporation in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Entity.

7.    Officers and Directors. The persons serving as officers and directors of the Corporation immediately prior to the Effective Time of the Merger shall serve as the officers and directors, respectively, of the Surviving Entity, each to hold office in accordance with the Bylaws of the Surviving Entity.

8.    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, Sections 259 and 264 of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the LLC and the Corporation shall vest in the Surviving Entity, and all liabilities and duties of the LLC and the Corporation shall become the liabilities and duties of the Surviving Entity.

9.    Certificates of Merger. Contemporaneously with the execution hereof by the parties hereto, the parties shall cause a Certificate of Merger in the form attached to this Plan of Merger to be properly executed and filed with the Delaware Secretary of State in accordance with the Delaware General Corporation Law and Delaware Limited Liability Company Act. The Merger shall become effective at the time (the “Effective Time”) of the filing of such Certificate of Merger.

10.    Further Assurances. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any rights, properties or assets as a result of or in connection with the Merger or otherwise to carry out this Plan of Merger, the officers and directors of the Surviving Entity shall be authorized to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all other actions and things as may be necessary or desirable to vest, perfect or confirm any and all such right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Plan of Merger.

11.    Member and Shareholder Approval. This Plan of Merger has been approved by the members of the LLC in accordance with Section 18-209 of the Delaware Limited Liability Company Act and the Third Amended and Restated Limited Liability Agreement of the LLC, and has been approved by the LLC, in its capacity as the sole stockholder of the Corporation, in accordance with Section 264 of the Delaware General Corporation Law.

12.    Taxes. The parties hereto intend and shall file all tax returns consistent with and shall not take any position in any tax contest or tax proceeding (unless required by applicable tax law) to the contrary of the transactions contemplated by this Plan of Merger being treated as (i) first, the contribution by the LLC of any assets other than the stock of the Corporation to the Corporation in a transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) second, a tax free recapitalization of the Corporation pursuant to Section 368 of the Code to reflect the shares of the Corporation outstanding on Exhibit A immediately after the transactions contemplated by this Plan of Merger and (iii) third, a distribution of such shares of the Corporation described in clause (ii) to the members of the LLC in liquidation of their interests in the LLC pursuant to Section 731 of the Code. For purposes of determining the holding period of each owner of the Corporation’s shares after the transaction described in clause (iii) of the preceding sentence under Section 735(b) of the Code, each such owner of shares shall be deemed to have received the number of shares (each with a holding period resulting from the transaction described in clause (i) of the preceding sentence) equal to the product of (x) the number of shares such holder received in the transactions described in this Plan of Merger and (y) the ratio of the fair market value of cash and any other assets deemed contributed to the Corporation which are not capital assets or property used in the trade or business, as defined under Section 1231(b) of the Code, in clause (i) of the preceding sentence to the fair market value of the Corporation as of the date hereof (with such calculation performed on a class of shares by class of shares basis in respect of such an owner holding multiple classes of shares of the Corporation).

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WITNESS the execution hereof as an instrument under seal as of the date first above written.

CULLINAN ONCOLOGY, LLC, a Delaware limited liability company

By:
Name:	Owen Hughes
Title:	President and CEO

CULLINAN MANAGEMENT, INC., a Delaware corporation

By:
Name:	Owen Hughes
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Conversion of Units into Corporate Stock

Units Surrendered:

CU = Common Units

SSU = Series Seed Units

PUA1 = Series A-1 Preferred Units

PUB = Series B Preferred Units

PUC = Series C Preferred Units

NVU = Non-Voting Incentive Units

UO = Unit Options

RU = Restricted Units

Corporation Stock Received:

PSC= Series C Preferred Stock

PSB = Series B Preferred Stock

PSA = Series A-1 Preferred Stock

PSS = Series Seed Preferred Stock CS = Common Stock

SO= Stock Options

RS = Restricted Stock

A-1